ION reports second quarter 2017 results

Second Quarter Highlights:

•	Revenues of $46.0 million, a 27% increase over second quarter 2016

•	Net loss of $10.4 million, or $(0.88) per share, compared to a net loss of $25.3 million, or $(2.22) per share, or an adjusted net loss of $21.2 million, or $(1.85) per share in second quarter 2016

•	Operating margin improvement to (8)%, compared to (46)% in second quarter 2016

•	Adjusted EBITDA of $13.6 million, compared to $(3.3) million in second quarter 2016

•	Net cash inflows from operations of $1.7 million, compared to $(14.8) million in second quarter 2016

•
Significant increase in backlog of multi-client new venture programs, and when combined with Imaging Services, resulted in $48 million of backlog at June 30th, compared to $25 million sequentially and $30 million one year ago

Year-to-Date Highlights:

•	Revenues of $78.6 million, a 34% increase over first half of 2016

•	Net loss of $33.8 million, or $(2.85) per share, compared to a net loss of $60.4 million, or $(5.48) per share in the first half of 2016

•	Adjusted net loss of $28.8 million, or $(2.43) per share, compared to an adjusted net loss of $56.2 million, or $(5.10) per share in the first half of 2016

•	Adjusted EBITDA of $13.6 million, compared to $(20.5) million in the first half of 2016

•	Net cash inflows from operations of $3.6 million, compared to $(12.3) million in the first half of 2016
HOUSTON – August 2, 2017 – ION Geophysical Corporation (NYSE: IO) today reported a second quarter 2017 net loss of $10.4 million, or $(0.88) per share, on revenues of $46.0 million, compared to a net loss of $25.3 million, or $(2.22) per share, on revenues of $36.2 million in second quarter 2016. Excluding special items one year ago, the Company’s second quarter 2016 adjusted net loss was $21.2 million, or $(1.85) per share. A reconciliation of special items to the financial results can be found in the tables of this press release.
The Company reported an Adjusted EBITDA of $13.6 million for second quarter 2017, compared to $(3.3) million in the same period last year. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
Net cash flows from operations were $1.7 million during the second quarter 2017, compared to $(14.8) million in second quarter 2016. Total net cash flows including investing and financing activities were $(6.4) million, compared to $(24.2) million in second quarter 2016.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “Over the last 18 months, we have targeted opportunities less dependent on cycle recovery, such as specific geographical areas and production optimization offerings, and we are starting to see these efforts pay off. Similar to the first quarter, our second quarter revenues improved significantly driven by continued strong sales of our 3D multi-client reimaging programs as well as a new 2D program we launched during the quarter. We expect this momentum to continue in the back half of the year, partially driven by the significant backlog we’ve built. Our E&P Technology & Services segment ended the quarter with $48 million in backlog of multi-client and data processing programs, compared to $25 million at the end of the first quarter and $30 million in the second quarter of 2016. Our multi-client backlog is the highest it’s been since the third quarter of 2013.
“We are continuing to see new venture activity pick up. In our first quarter earnings call, we mentioned we had sanctioned three new programs that met our strict underwriting standards that we expected to launch within the next 90 days. Of the three we sanctioned, one has been acquired, one is in progress and the third we anticipate starting acquisition in the next month.
“Our E&P Operations Optimization segment continues to be hampered by low utilization levels and day rates among our contractor customers. While our Optimization Software & Services revenues were flat, our Devices revenues increased 16% due in part to new technology sales to non-traditional customers for scientific and military applications and from incremental sales from recently commercialized products.
“In our Ocean Bottom Seismic (OBS) Services segment, we are actively pursuing multiple tenders for longer-term work while our crew remained idle during the quarter. Aligned with oil and gas companies’ focus on production, we expect significant improvement in the overall OBS market in 2017 and beyond. Unfortunately due to political issues in the geographic areas where our current product technology is most competitive, we no longer envision the crew going back to work in the near-term.
“The new OBS technology we mentioned last quarter, 4Sea®, opens a much larger market due to the system’s increased flexibility and efficiency. We introduced this system to all major consumers of OBS projects at the European Association of Geophysical Contractors annual meeting in June and it was extremely well received. We have worked quietly for over three years to develop this system and believe it will be extremely competitive. We are now bidding all future projects that start in late 2018 and beyond with ION’s new 4Sea system.”
For the first half of 2017, the Company reported a net loss of $33.8 million, or $(2.85) per share, compared to a net loss of $60.4 million, or $(5.48) per share in the first half of 2016. Excluding special items in both periods, the Company reported an adjusted net loss of $28.8 million, or $(2.43) per share, compared to an adjusted net loss of $56.2 million, or $(5.10) per share in the first half of 2016.
First half of 2017 Adjusted EBITDA was $13.6 million, compared to $(20.5) million in the first half of 2016. Net cash flows from operations were $3.6 million, compared to $(12.3) million in the first half of 2016. Total net cash flows including investing and financing activities were $(9.4) million, compared to $(32.5) million in the first half of 2016.
As of June 30, 2017, the Company had total liquidity of $55.0 million, consisting of $43.3 million of cash on hand and $11.7 million of undrawn borrowing base availability under its revolving credit facility. The borrowing base under the maximum $40.0 revolving credit facility was $21.7 million and there was $10.0 million of indebtedness outstanding at June 30, 2017. The current available amount has been reduced due to a decline in eligible receivables that collateralize the facility.

SECOND QUARTER 2017
The Company’s segment revenues for the second quarter were as follows (in thousands):

	Three Months Ended June 30,
	2017	2016	% Change
E&P Technology & Services	$33,882	$18,618	82%
E&P Operations Optimization	12,119	11,101	9%
Ocean Bottom Seismic Services	—	6,433	—
Total	$46,001	$36,152	27%
Within the E&P Technology & Services segment, new venture revenues were $20.0 million, an increase of over 300% from second quarter 2016; data library revenues were $9.7 million, a 55% increase; and Imaging Services revenues were $4.2 million, a 46% decrease. The increase in new venture revenues was the result of continued revenue from the Company’s 3D multi-client reimaging programs and a new 2D program that began in the second quarter. The 3D multi-client reimaging programs are offshore Mexico and Brazil and the other is a 2D multi-client program offshore West Africa that was acquired during the second quarter. The increase in data library sales spanned the breadth of the Company’s diverse global portfolio without concentration in a particular geographic region. The decrease in Imaging Services revenues is a result of the shift the Company made to higher return multi-client programs. The imaging revenues from multi-client programs are reflected as part of new venture or data library revenues depending on the program status, whereas revenues from proprietary imaging programs are reflected as part of Imaging Services. The Imaging Services group is fully utilized, with a large portion of the Company’s capacity dedicated to these higher return multi-client programs.
Within the E&P Operations Optimization segment, Devices revenues were $7.7 million, a 16% increase from second quarter 2016. While Devices continues to be impacted by reduced seismic contractor activity, the increase in revenues are related to new system sales to non-traditional customers for scientific and military applications and from incremental sales from recently commercialized products. Optimization Software & Services revenues were $4.4 million, flat compared to the revenues from second quarter 2016. Excluding the effect of foreign currencies, Optimization Software & Services revenues were up 11% in local GBP currency.
The OBS Services segment contributed no revenues during the second quarter 2017 as the crew has remained idle since completion of a survey offshore Nigeria in the third quarter 2016.
Consolidated gross margin was 34%, compared to 13% in second quarter 2016 and 19% in first quarter 2017. Gross margin in E&P Technology & Services increased to 35%, up from (19)% one year ago. This increase was the result of the increase in revenues associated with the Company’s higher margin 3D reimaging programs in addition to the increase in data library sales. E&P Operations Optimization gross margin increased to 52%, up from 46% in second quarter 2016, the result of the increase in Devices’ revenues. These increases were partially offset by the decline in gross margin in OBS Services as the crew remained idle in second quarter 2017.

Consolidated operating expenses were $19.2 million, down 10% from $21.4 million in second quarter 2016. Operating margin was (8)%, compared to (46)% in second quarter 2016. The improvement in operating margin was the result of a higher margin revenue mix, together with the impact of the $95 million annualized cost reduction initiatives enacted during 2014 - 2016.
YEAR-TO-DATE 2017
The Company’s segment revenues for the first half of the year were as follows (in thousands):

	Six Months Ended June 30,
	2017	2016	% Change
E&P Technology & Services	$57,192	$31,636	81%
E&P Operations Optimization	21,365	20,748	3%
Ocean Bottom Seismic Services	—	6,433	—
Total	$78,557	$58,817	34%
Within the E&P Technology & Services segment, new venture revenues were $26.9 million, an almost 250% increase from the first half of 2016; data library revenues were $20.3 million, a 93% increase; and Imaging Services revenues were $9.9 million, a 25% decrease. The changes in the first half revenues are consistent with the changes as described in the second quarter section above.
Within the E&P Operations Optimization segment, Devices revenues were $12.7 million, a 6% increase from the first half of 2016. Optimization Software & Services revenues were $8.7 million, flat compared to the revenues from the first half of 2016. Excluding the effect of foreign currencies, Optimization Software & Services revenues were up 13% in local GBP currency.
The OBS Services segment contributed no revenues during the first half of 2017 as the crew remained idle during the period.
Consolidated gross margin was 28%, compared to (7)% in the first half of 2016. Gross margin in E&P Technology & Services improved to 28%, up from (42)% in the first half of 2016. This increase was the result of the increase in revenues associated with the Company’s higher margin 3D reimaging programs in addition to the increase in data libraries sales. E&P Operations Optimization gross margin increased to 52%, up from 47% in the first half of 2016, a result of the increase in Devices’ revenues.

Consolidated operating expenses were $39.2 million, down 8% from $42.6 million in the first half of 2016. Operating margin was (22)%, compared to (79)% in the first half of 2016. The increase in operating margin was due to the increase in higher margin revenues, in addition to the decrease in operating expenses due to the Company’s cost reduction efforts.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, August 3, 2017, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 17, 2017. To access the replay, dial (877) 660-6853 and use pass code 13665027#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that any additional damages or adverse rulings in the WesternGeco litigation could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the performance of OceanGeo; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2017.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Service revenues	$34,454	$25,430	$58,282	$38,586
Product revenues	11,547	10,722	20,275	20,231
Total net revenues	46,001	36,152	78,557	58,817
Cost of services	24,827	27,175	47,126	53,012
Cost of products	5,556	4,124	9,712	9,882
Gross profit (loss)	15,618	4,853	21,719	(4,077)
Operating expenses:
Research, development and engineering	4,107	4,761	7,602	10,370
Marketing and sales	4,931	4,684	9,417	8,694
General, administrative and other operating expenses	10,152	11,996	22,184	23,576
Total operating expenses	19,190	21,441	39,203	42,640
Loss from operations	(3,572)	(16,588)	(17,484)	(46,717)
Interest expense, net	(4,241)	(4,702)	(8,705)	(9,436)
Other income (expense), net	192	(1,717)	(4,876)	(1,597)
Loss before income taxes	(7,621)	(23,007)	(31,065)	(57,750)
Income tax expense	2,402	2,256	1,984	2,549
Net loss	(10,023)	(25,263)	(33,049)	(60,299)
Net income attributable to noncontrolling interests	(418)	(79)	(734)	(57)
Net loss attributable to ION	$(10,441)	$(25,342)	$(33,783)	$(60,356)
Net loss per share:
Basic	$(0.88)	$(2.22)	$(2.85)	$(5.48)
Diluted	$(0.88)	$(2.22)	$(2.85)	$(5.48)
Weighted average number of common shares outstanding:
Basic	11,875	11,415	11,847	11,008
Diluted	11,875	11,415	11,847	11,008

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$43,272	$52,652
Accounts receivable, net	18,992	20,770
Unbilled receivables	18,883	13,415
Inventories	14,623	15,241
Prepaid expenses and other current assets	5,866	9,559
Total current assets	101,636	111,637
Property, plant, equipment and seismic rental equipment, net	58,899	67,488
Multi-client data library, net	96,844	105,935
Goodwill	23,354	22,208
Intangible assets, net	2,386	3,103
Other assets	1,733	2,845
Total assets	$284,852	$313,216
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$39,983	$14,581
Accounts payable	24,478	26,889
Accrued expenses	30,266	26,240
Accrued multi-client data library royalties	22,651	23,663
Deferred revenue	9,276	3,709
Total current liabilities	126,654	95,082
Long-term debt, net of current maturities	116,206	144,209
Other long-term liabilities	18,577	20,527
Total liabilities	261,437	259,818
Equity:
Common stock	119	118
Additional paid-in capital	900,574	899,198
Accumulated deficit	(858,462)	(824,679)
Accumulated other comprehensive loss	(20,032)	(21,748)
Total stockholders’ equity	22,199	52,889
Noncontrolling interest	1,216	509
Total equity	23,415	53,398
Total liabilities and equity	$284,852	$313,216

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(10,023)	$(25,263)	$(33,049)	$(60,299)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	4,353	5,744	9,030	11,416
Amortization of multi-client data library	12,675	7,105	21,933	14,244
Stock-based compensation expense	535	867	1,169	1,610
Loss on extinguishment of debt	—	2,182	—	2,182
Accrual for loss contingency related to legal proceedings	—	—	5,000	—
Deferred income taxes	977	327	(932)	381
Change in operating assets and liabilities:
Accounts receivable	(2,681)	(5,231)	2,075	23,980
Unbilled receivables	(194)	(4,254)	(5,542)	(2,042)
Inventories	714	979	440	1,329
Accounts payable, accrued expenses and accrued royalties	(3,571)	5,040	(6,059)	(5,518)
Deferred revenue	(1,672)	1,678	5,521	1,151
Other assets and liabilities	543	(3,992)	4,053	(773)
Net cash provided by (used in) operating activities	1,656	(14,818)	3,639	(12,339)
Cash flows from investing activities:
Cash invested in multi-client data library	(5,119)	(2,321)	(8,482)	(8,648)
Purchase of property, plant, equipment and seismic rental assets	(866)	(74)	(915)	(340)
Net cash used in investing activities	(5,985)	(2,395)	(9,397)	(8,988)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	15,000	—	15,000
Repurchase of common stock	—	—	—	(964)
Payments on notes payable and long-term debt	(1,451)	(2,574)	(3,157)	(4,786)
Costs associated with issuance of debt	—	(4,859)	—	(6,174)
Payment to repurchase bonds	—	(15,000)	—	(15,000)
Costs associated with issuance of equity	—	—	(123)	—
Other financing activities	(10)	—	(173)	13
Net cash used in financing activities	(1,461)	(7,433)	(3,453)	(11,911)
Effect of change in foreign currency exchange rates on cash and cash equivalents	(578)	409	(169)	738
Net decrease in cash and cash equivalents	(6,368)	(24,237)	(9,380)	(32,500)
Cash and cash equivalents at beginning of period	49,640	76,670	52,652	84,933
Cash and cash equivalents at end of period	$43,272	$52,433	$43,272	$52,433

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017		2016
Net revenues:
E&P Technology & Services:
New Venture	$19,986	$4,579	$26,935		$7,885
Data Library	9,710	6,275	20,316		10,547
Total multi-client revenues	29,696	10,854	47,251		18,432
Imaging Services	4,186	7,764	9,941		13,204
Total	33,882	18,618	57,192		31,636
E&P Operations Optimization:
Devices	7,679	6,626	12,669		11,985
Optimization Software & Services	4,440	4,475	8,696		8,763
Total	12,119	11,101	21,365		20,748
Ocean Bottom Seismic Services	—	6,433	—		6,433
Total	$46,001	$36,152	$78,557		$58,817
Gross profit (loss):
E&P Technology & Services	$11,921	$(3,533)	$15,931		$(13,306)
E&P Operations Optimization	6,258	5,064	11,045		9,783
Ocean Bottom Seismic Services	(2,561)	3,322	(5,257)		(554)
Total	$15,618	$4,853	$21,719		$(4,077)
Gross margin:
E&P Technology & Services	35%	(19)%	28%		(42)%
E&P Operations Optimization	52%	46%	52%		47%
Ocean Bottom Seismic Services	—%	52%	—%		(9)%
Total	34%	13%	28%		(7)%
Income (loss) from operations:
E&P Technology & Services	$6,353	$(9,410)	$5,257		$(24,124)
E&P Operations Optimization	3,022	1,882	4,571		3,483
Ocean Bottom Seismic Services	(3,860)	360	(7,868)		(7,271)
Support and other	(9,087)	(9,420)	(19,444)		(18,805)
Loss from operations	(3,572)	(16,588)	(17,484)		(46,717)
Interest expense, net	(4,241)	(4,702)	(8,705)		(9,436)
Other income (expense), net	192	(1,717)	(4,876)	(1)	(1,597)
Loss before income taxes	$(7,621)	$(23,007)	$(31,065)		$(57,750)

(1)	Includes a $5 million loss contingency related to the Company’s patent litigation with WesternGeco.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net loss before interest expense, interest income, income taxes, depreciation and amortization charges, and other non-cash charges including an accrual for loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our liquidity, ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(10,023)	$(25,263)	$(33,049)	$(60,299)
Interest expense, net	4,241	4,702	8,705	9,436
Income tax expense	2,402	2,256	1,984	2,549
Depreciation and amortization expense	17,028	12,849	30,963	25,660
Accrual for loss contingency related to legal proceedings	—	—	5,000	—
Loss on extinguishment of debt	—	2,182	—	2,182
Adjusted EBITDA	$13,648	$(3,274)	$13,603	$(20,472)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Loss per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended June 30, 2016 and the six months ended June 30, 2017 and 2016:

	Three Months Ended June 30, 2016
	As Reported	Special Items		As Adjusted
Net revenues	$36,152	$—		$36,152
Cost of sales	31,299	(1,077)		30,222
Gross profit	4,853	1,077		5,930
Operating expenses	21,441	(932)		20,509
Loss from operations	(16,588)	2,009	(1)	(14,579)
Interest expense, net	(4,702)	—		(4,702)
Other income (expense), net	(1,717)	2,182	(2)	465
Income tax expense	2,256	—		2,256
Net loss	(25,263)	4,191		(21,072)
Net income attributable to noncontrolling interest	(79)	—		(79)
Net loss attributable to ION	$(25,342)	$4,191		$(21,151)
Net loss per share:
Basic	$(2.22)			$(1.85)
Diluted	$(2.22)			$(1.85)
Weighted average number of common shares outstanding:
Basic	11,415			11,415
Diluted	11,415			11,415

	Six Months Ended June 30, 2017				Six Months Ended June 30, 2016
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$78,557	$—		$78,557	$58,817	$—		$58,817
Cost of sales	56,838	—		56,838	62,894	(1,077)		61,817
Gross profit (loss)	21,719	—		21,719	(4,077)	1,077		(3,000)
Operating expenses	39,203	—		39,203	42,640	(932)		41,708
Loss from operations	(17,484)	—		(17,484)	(46,717)	2,009	(1)	(44,708)
Interest expense, net	(8,705)	—		(8,705)	(9,436)	—		(9,436)
Other expense, net	(4,876)	5,000	(3)	124	(1,597)	2,182	(2)	585
Income tax expense	1,984	—		1,984	2,549			2,549
Net loss	(33,049)	5,000		(28,049)	(60,299)	4,191		(56,108)
Net income attributable to noncontrolling interest	(734)	—		(734)	(57)	—		(57)
Net loss attributable to ION	$(33,783)	$5,000		$(28,783)	$(60,356)	$4,191		$(56,165)
Net loss per share:
Basic	$(2.85)			$(2.43)	$(5.48)			$(5.10)
Diluted	$(2.85)			$(2.43)	$(5.48)			$(5.10)
Weighted average number of common shares outstanding:
Basic	11,847			11,847	11,008			11,008
Diluted	11,847			11,847	11,008			11,008

(1)	Represents severance charges during the second quarter 2016.

(2)	Represents costs on extinguishment of debt associated with the Company’s second quarter 2016 bond exchange.

(3)	Represents loss contingency accrual related to legal proceedings.